AMEX / TSX: RLO

“October 20 -2005”	NR:05-05

REGALITO SECURES WATER RIGHTS FOR REGALITO COPPER PROJECT, CHILE

Vancouver, British Columbia – Regalito Copper Corp is pleased to announce that it has acquired 239.5 liters per second of water rights approximately 38 kilometers from its Regalito copper leach project in Chile.  The acquisition also includes surface flow rights and a significant land position comprising 7 kilometers of river frontage encompassing the wells and the land necessary for the development of infrastructure to support the pumping of water to the mine site.  The water rights will be acquired for annual cash payments over a three year period.

David Strang, President, said, “We are extremely pleased to have secured water rights and wells in the same water district as Regalito.  These water rights, plus others we expect to acquire in the near future, satisfy a critical component for the successful development of a large copper leach operation at Regalito.”

The Regalito property represents the largest undeveloped leachable copper deposit globally, consists of approximately 46,000 hectares of mineral rights, and contains the second largest reported copper discovery in Chile since 1996.  The property is located in Chile’s 3rd Region, approximately 115 kilometers southeast of Copiapo, a large mining center.  In January 2005, an independent NI 43-101 compliant resource estimate was completed that defined measured and indicated resources of 628 million tonnes grading 0.43% copper and inferred resources of 131 million tonnes grading 0.41% copper, at a cutoff grade of 0.25% copper.  The Company is currently evaluating the merits of developing a 150,000 tonne per year cathode copper mining and leaching operation.

REGALITO COPPER CORP	For further information contact:
David Strang, President
Signed: “David Strang”	dstrang@regalitocopper.com
tel: + 604 687 0407
David Strang, President	fax: + 604 687 7041

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CAUTION REGARDING FORWARD LOOKING STATEMENTS:

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995:  Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Act of 1995.  Such forward-looking statements, including but not limited to those with respect to the price of copper, gold and molybdenum, the timing and amount of future production, metallurgical recoveries, costs of production, reserve and resource determination and reserve conversion rates, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks relating to the integration of acquisitions, risk relating to international operations, risks relating to joint-venture operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project and exploration parameters as plans continue to be refined, future prices of copper, gold and molybdenum, as well as those factors discussed in the section entitled “Risk Factors” in the Form 20-F as on file with the Securities and Exchange Commission in Washington, D.C.  Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements.

1550 - 625 Howe Street      Vancouver     BC     Canada      V6C 2T6

info@luminacopper.com      www.luminacopper.com     T: 604 687 0407    F: 604 687 7041